UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2022

FEDERATED HERMES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3779
(Address of principal executive offices, including zip code)

(412) 288-1900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B common stock, no par value	FHI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On March 17, 2022, Federated Hermes, Inc. (Federated Hermes) entered into a Note Purchase Agreement (Note Purchase Agreement) by and among Federated Hermes and the purchasers of certain unsecured senior notes due March 17, 2032 in the aggregate amount of $350 million (Notes). The Notes were purchased by a limited number of sophisticated institutional investors pursuant to a non-public offering pursuant to Section 4(a)(2) of the Securities Act of 1933. Citigroup Global Markets Inc. and PNC Capital Markets LLC acted as lead placement agents in relation to the Notes and certain subsidiaries of Federated Hermes are guarantors of the obligations owed thereunder and under the Note Purchase Agreement. Federated Hermes will use the proceeds from the sale of the Notes to supplement its cash flow from operations, to fund share repurchases and potential acquisitions, to pay down all or part of Federated Hermes’ existing debt, and for other general corporate purposes.
The entire outstanding principal amount of the Notes shall become due on March 17, 2032, subject to certain prepayment requirements under certain limited conditions. Federated Hermes may elect to prepay the Notes under certain limited circumstances, including with a make-whole amount if mandatorily prepaid without the consent of the holders of the Notes. The outstanding principal amount of the Notes bear interest at a fixed rate of 3.29% per annum (computed on the basis of a 360-day year of twelve 30-day months), payable semiannually in arrears on the 17th day of March and September in each year, until the principal thereof shall have been paid in full. The Note Purchase Agreement does not feature a facility for the further issuance of Notes or borrowing of any other amounts and there is no commitment fee payable in connection therewith.
The Note Purchase Agreement includes an interest coverage ratio covenant (consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) to consolidated interest expense) and a leverage ratio covenant (consolidated debt to consolidated EBITDA) as well as other customary terms and conditions, such as representations and warranties, affirmative and negative covenants, reporting requirements and other non-financial covenants. Federated Hermes was in compliance with all covenants as of March 17, 2022. The Note Purchase Agreement also has certain stated events of default and cross default provisions which would permit the lenders/counterparties to accelerate the repayment of the Notes if not cured within the applicable grace periods. The events of default generally include breaches of the Note Purchase Agreement, failure to make required payments, insolvency, certain material misrepresentations, and other proceedings, whether voluntary or involuntary, that would require the repayment of Notes prior to their stated date of maturity. Any such accelerated amounts would accrue interest at a default rate and could include an additional make-whole amount upon repayment.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
The disclosure set forth above under Item 1.01 is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED HERMES, INC.
(REGISTRANT)

Date	March 17, 2022	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer